Filed Pursuant to Rule 424(b)(3)
Registration File No.: 333-267429
BLACKROCK DEBT STRATEGIES FUND, INC.
Supplement dated March 3, 2023 to the
Prospectus Supplement dated January 13, 2023 and
Prospectus dated December 28, 2022, as supplemented on January 3, 2023
This supplement amends certain information in the Prospectus Supplement dated January 13, 2023 and the Prospectus dated December 28, 2022, as supplemented on January 3, 2023, of BlackRock Debt Strategies Fund, Inc. (the “Fund”). Unless otherwise indicated, all other information included in the Prospectus Supplement and Prospectus that is not inconsistent with the information set forth in this supplement remains unchanged. Capitalized terms not otherwise defined in this supplement have the same meanings as in the Prospectus Supplement and Prospectus, as applicable.
The following changes are made to the Fund’s Prospectus Supplement and Prospectus, as applicable:
The section of the Prospectus Supplement entitled “Summary of Fund Expenses” is deleted in its entirety and replaced with the following:
SUMMARY OF FUND EXPENSES
The following table and example are intended to assist you in understanding the various costs
and
expenses directly or indirectly associated with investing in our common shares.

Shareholder Transaction Expenses
Sales load paid by you (as a percentage of offering price) (1)	1.00%
Offering expenses borne by the Fund (as a percentage of offering price) (2)	0.03%
Dividend reinvestment plan fees	$0.02 per share for open-market purchases of common shares (3)

Estimated Annual Expenses ( as a percentage of net assets attributable to common shares)
Management fees (4)(5)	0.79%
Other Expenses	1.68%
Miscellaneous Other Expenses (6)	0.09%
Interest Expense (7)(8)	1.59%
Total Annual Fund Operating Expenses (7)	2.47%
Fee Waivers and/or Expense Reimbursements (5)	—
Total Annual Fund Operating Expenses after Fee Waivers and/or Expense Reimbursements (5)	2.47%

(1)
Represents the estimated commission with respect to the Fund’s common shares being sold in this offering. There is no guarantee that there will be any sales of the Fund’s common shares pursuant to this Prospectus Supplement and the accompanying Prospectus. Actual sales of the Fund’s common shares under this Prospectus Supplement and the accompanying Prospectus, if any, may be less than as set forth under “Capitalization” below. In addition, the price per share of any such sale may be greater than or less than the price set forth under “Capitalization” below, depending on market price of the Fund’s common shares at the time of any such sale.

(2)
Based on a sales price per share of $9.20, which represents the last reported sales price per share of the Fund’s common shares on the NYSE on December 30, 2022. Assumes all of the common shares being offered by this Prospectus Supplement and the accompanying Prospectus are sold. Represents the initial offering costs incurred by the Fund in connection with this offering, which are estimated to be $125,581. Offering costs generally include, but are not limited to, the preparation, review and filing with the SEC of the Fund’s registration statement, the preparation, review and filing of any associated marketing or similar materials, costs associated with the printing, mailing or other distribution of the Prospectus Supplement and the accompanying Prospectus and/or marketing materials, associated filing fees, NYSE listing fees, and legal and auditing fees associated with the offering.

(3)
Computershare Trust Company, N.A.’s (the “Reinvestment Plan Agent”) fees for the handling of the reinvestment of dividends will be paid by the Fund. However, you will pay a $0.02 per share fee incurred in connection with open-market purchases, which will be deducted from the value of the dividend. You will also be charged a $0.02 per share fee if you direct the Reinvestment Plan Agent to sell your common shares held in a dividend reinvestment account. Per share fees include any applicable brokerage commissions the Reinvestment Plan Agent is required to pay.

(4)
The Fund currently pays the Advisor a contractual management fee at an annual rate of 0.55% based on an aggregate of (i) the Fund’s average daily Net Assets and (ii) the proceeds of any outstanding debt securities or borrowings used for leverage (together, “average daily Managed Assets”). “Net Assets” means the total assets of the Fund minus the sum of the accrued liabilities. The liquidation preference of any outstanding preferred stock (other than accumulated dividends) is not considered a liability in determining the Fund’s net asset value. The Fund uses leverage in the form of a credit facility, which as of December 31, 2022 amounted to approximately 25.2% of the Fund’s Managed Assets (approximately 33.7% of the Fund’s net assets). “Managed Assets” means the total assets of the Fund minus the sum of the Fund’s accrued liabilities (other than the aggregate indebtedness constituting financial leverage). The Fund’s net assets attributable to common stock are the Fund’s Managed Assets minus the value of the Fund’s assets attributable to indebtedness constituting financial leverage. Thus, when the Fund uses leverage, its net assets attributable to common stock are less than its Managed Assets and its expenses (including the management fee) stated as a percentage of its net assets attributable to common stock are greater than they would be if stated as a percentage of its Managed Assets. This table reflects the fact that you, as a common shareholder, bear the expenses of the Fund’s use of leverage in the form of higher fees as a percentage of the Fund’s net assets attributable to common stock than if the Fund did not use leverage.

(5)
The Fund and the Advisor have entered into a fee waiver agreement (the “Fee Waiver Agreement”), pursuant to which the Advisor has contractually agreed to waive the management fee with respect to any portion of the Fund’s assets attributable to investments in any equity and fixed-income mutual funds and exchange-traded funds managed by the Advisor or its affiliates that have a contractual management fee, through June 30, 2024. In addition, pursuant to the Fee Waiver Agreement, the Advisor has contractually agreed to waive its management fees by the amount of investment advisory fees the Fund pays to the Advisor indirectly through its investment in money market funds managed by the Advisor or its affiliates, through June 30, 2024. The Fee Waiver Agreement may be terminated at any time, without the payment of any penalty, only by the Fund (upon the vote of a majority of the Directors who are not “interested persons” (as defined in the Investment Company Act) of the Fund (the “Independent Directors”)) or a majority of the outstanding voting securities of the Fund), upon 90 days’ written notice by the Fund to the Advisor.

(6)	Actual amount based on the fiscal year ended December 31, 2022.

(7)
The Total Annual Fund Operating Expenses do not correlate to the ratios of expense to average net assets given in the Fund’s most recent annual report, which does not include the restatement of Interest Expense to reflect current fees.

(8)
Reflects leverage, in the form of a credit facility, in an amount equal to approximately 25.2% of the Fund’s Managed Assets as of December 31, 2022. The interest expense borne by the Fund will vary over time in accordance with the level of the Fund’s use of leverage and variations in market interest rates. Interest expense is required to be treated as an expense of the Fund for accounting purposes.

Example
The following example illustrates the expenses (including the sales load of $10 and offering costs of $0.29) that you would pay on a $1,000 investment in common shares, assuming (i) total net annual expenses of 2.47% of net assets attributable to common shares and (ii) a 5% annual return:

	1 Year	3 Years	5 Years	10 Years
Total expenses incurred	$35	$86	$140	$288
The example should not be considered a representation of future expenses. The example assumes that the estimated “Other Expenses” set forth in the Estimated Annual Expenses table are accurate and that all dividends and distributions are reinvested at net asset value. Actual expenses may be greater or less than those assumed. Moreover, the Fund’s actual rate of return may be greater or less than the hypothetical 5% return shown in the example.

The section of the Prospectus entitled “Summary of Trust Expenses,” is deleted in its entirety and replaced with the following:
SUMMARY OF FUND EXPENSES

Shareholder Transaction Expenses
Sales load paid by you (as a percentage of offering price) (1)	1.00%
Offering expenses borne by the Fund (as a percentage of offering price) (1)	0.03%
Dividend reinvestment plan fees	$0.02 per share for open-market purchases of common shares (2)

Estimated Annual Expenses (as a percentage of net assets attributable to common shares)
Management fees (3)(4)	0.79%
Other Expenses	1.68%
Miscellaneous Other Expenses (5)	0.09%
Interest Expense (6)(7)	1.59%
Total Annual Fund Operating Expenses (6)	2.47%
Fee Waivers and/or Expense Reimbursements (4)	—
Total Annual Fund Operating Expenses after Fee Waivers and/or Expense Reimbursements (4)	2.47%

(1)
If the common shares are sold to or through underwriters, the Prospectus Supplement will set forth any applicable sales load and the estimated offering expenses. Fund shareholders will pay all offering expenses involved with an offering.

(2)
The Reinvestment Plan Agent’s (as defined below under “Dividend Reinvestment Plan”) fees for the handling of the reinvestment of dividends will be paid by the Fund. However, you will pay a $0.02 per share fee incurred in connection with open-market purchases, which will be deducted from the value of the dividend. You will also be charged a $0.02 per share fee if you direct the Reinvestment Plan Agent to sell your common shares held in a dividend reinvestment account. Per share fees include any applicable brokerage commissions the Reinvestment Plan Agent is required to pay.

(3)
The Fund currently pays the Advisor a contractual management fee at an annual rate of 0.55% based on an aggregate of (i) the Fund’s average daily Net Assets and (ii) the proceeds of any outstanding debt securities or borrowings used for leverage (together, “average daily Managed Assets”). “Net Assets” means the total assets of the Fund minus the sum of the accrued liabilities. The liquidation preference of any outstanding preferred stock (other than accumulated dividends) is not considered a liability in determining the Fund’s net asset value. The Fund uses leverage in the form of a credit facility, which as of December 31, 2022 amounted to approximately 25.2% of the Fund’s Managed Assets (approximately 33.7% of the Fund’s net assets). “Managed Assets” means the total assets of the Fund minus the sum of the Fund’s accrued liabilities (other than the aggregate indebtedness constituting financial leverage). The Fund’s net assets attributable to common stock are the Fund’s Managed Assets minus the value of the Fund’s assets attributable to indebtedness constituting financial leverage. Thus, when the Fund uses leverage, its net assets attributable to common stock are less than its Managed Assets and its expenses (including the management fee) stated as a percentage of its net assets attributable to common stock are greater than they would be if stated as a percentage of its Managed Assets. This table reflects the fact that you, as a common shareholder, bear the expenses of the Fund’s use of leverage in the form of higher fees as a percentage of the Fund’s net assets attributable to common stock than if the Fund did not use leverage.

(4)
The Fund and the Advisor have entered into a fee waiver agreement (the “Fee Waiver Agreement”), pursuant to which the Advisor has contractually agreed to waive the management fee with respect to any portion of the Fund’s assets attributable to investments in any equity and fixed-income mutual funds and exchange-traded funds (“ETFs”) managed by the Advisor or its affiliates that have a contractual management fee, through June 30, 2024. In addition, pursuant to the Fee Waiver Agreement, the Advisor has contractually agreed to waive its management fees by the amount of investment advisory fees the Fund pays to the Advisor indirectly through its investment in money market funds managed by the Advisor or its affiliates, through June 30, 2024. The Fee Waiver Agreement may be terminated at any time, without the payment of any penalty, only by the Fund (upon the vote of a majority of the Directors who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”), of the Fund (the “Independent Directors”)) or a majority of the outstanding voting securities of the Fund), upon 90 days’ written notice by the Fund to the Advisor.

(5)	Actual amount based on the fiscal year ended December 31, 2022.

(6)
The Total Annual Fund Operating Expenses do not correlate to the ratios of expense to average net assets given in the Fund’s most recent annual report, which does not include the restatement of Interest Expense to reflect current fees.

(7)
Reflects leverage, in the form of a credit facility, in an amount equal to approximately 25.2% of the Fund’s Managed Assets as of December 31, 2022. The interest expense borne by the Fund will vary over time in accordance with the level of the Fund’s use of leverage and variations in market interest rates. Interest expense is required to be treated as an expense of the Fund for accounting purposes.

Example
The following example illustrates the expenses (including the sales load of $10 and offering costs of $0.29) that you would pay on a $1,000 investment in common shares, assuming (i)
total
net annual expenses of 2.47% of net assets attributable to common shares and (ii) a 5% annual return:

	1 Year	3 Years	5 Years	10 Years
Total expenses incurred	$35	$86	$140	$288
The example should not be considered a representation of future expenses. The example assumes that the estimated “Other Expenses” set forth in the Estimated Annual Expenses table are accurate and that all dividends and distributions are reinvested at NAV. Actual expenses may be greater or less than those assumed. Moreover, the Fund’s actual rate of return may be greater or less than the hypothetical 5% return shown in the example.
Investors should retain this supplement for future reference.
PRO-DSU-0323SUP